Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2013 THIRD QUARTER RESULTS

Third Quarter 2013 Highlights:
•Net sales of $424 million;
•Diluted earnings per share from continuing operations of $0.68;
•Aerospace delivers strong operating margin performance of 18.3%
•Distribution operating margin of 5.4%, a 30 basis point sequential improvement

BLOOMFIELD, Connecticut (October 28, 2013) - Kaman Corp. (NYSE:KAMN) today reported financial results for the third quarter ended September 27, 2013.

Table 1. Summary of Financial Results from continuing operations
In thousands except per share amounts	For the three months ended
	September 27, 2013	September 28, 2012	$ Change
Net sales:
Distribution	$272,951	$258,282	$14,669
Aerospace	150,712	151,285	(573)
Net sales	$423,663	$409,567	$14,096

Operating income:
Industrial Distribution	$14,675	$12,925	$1,750
Aerospace	27,638	24,410	3,228
Net (loss) gain on sale of assets	—	(53)	53
Corporate expense	(10,892)	(12,419)	1,527
Operating income	$31,421	$24,863	$6,558

Diluted earnings per share from continuing operations	$0.68	$0.55	$0.13
Diluted earnings per share from discontinued operations	—	0.01	(0.01)
Diluted earnings per share from disposal of discontinued operations	0.02	—	0.02
Diluted earnings per share	$0.70	$0.56	$0.14

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “Broad based strength across Aerospace and improved profit performance at Distribution led to very strong results for our third quarter.
Distribution delivered an operating profit margin of 5.4% in the third quarter, a 30 basis point sequential improvement from 5.1% in the second quarter. While this was slightly below our expectations, due to lower organic growth rates than we had anticipated, we are pleased with the sequential improvement in a challenging industrial environment. During the quarter we saw several encouraging signs, including achieving positive organic growth rates in September for the first time in the past four quarters, and are well positioned to capitalize as organic sales continue to improve.
Aerospace continues to deliver strong operating profit margins. For the third quarter operating profit was 18.3%, up from 17.8% in the second quarter and 16.1% in the prior year. We benefited from the contributions of our various SH-2G helicopter programs and direct commercial sales of the JPF to foreign governments. The increase in operating margin was achieved due to favorable product mix, demonstrating the benefits of the diversity of our portfolio.
Overall, we are very pleased with our results through nine months of the year and believe it highlights the strength of our product diversification and our commitment to improved operational performance across the company."
Distribution Segment

Sales increased 5.7% in the third quarter of 2013 to $273.0 million compared to $258.3 million a year ago. Acquisitions contributed $17.8 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). Organic sales per sales day* improved sequentially; however, they decreased 1.2% from the third quarter of 2012. (See Table 3 for additional details regarding the Segment's sales per sales day performance.)

Segment operating income for the third quarter of 2013 was $14.7 million, or 5.4%, compared to $12.9 million, or 5.0%, in the third quarter of 2012. Operating profit margin increased due to the contribution from the acquisitions we completed in 2012 and 2013, reduced incentive compensation and cost savings from our first quarter restructuring. These increases were offset by lower purchase volume incentives due to the reduced sales noted above and losses on mining contracts at our Mexico operations.

Aerospace Segment

Sales were $150.7 million, a decrease of $0.6 million from sales of $151.3 million in the third quarter of 2012. Sales increased $26.3 million related to higher shipments of our JPF to foreign customers and the recognition of revenue under the SH-2G(I) contract with New Zealand. These increases were offset by a decrease of $26.9 million due to lower JPF shipments to the United States Government ("USG").

Operating income for the third quarter of 2013 was $27.6 million, compared to operating income of $24.4 million in the third quarter of 2012. The operating margin in this year's third quarter was 18.3%, compared to 16.1% in the prior year. The improvement is due to gross profit attributable to the revenue recognized under the SH-2G(I) program and higher commercial and military bearing product sales.

Outlook

We are updating our full-year outlook based on our current expectations for the remainder of the year. At Aerospace, we have revised our sales range to $615 million to $620 million from $620 million to $635 million, which reflects routine shifts in the timing of deliveries. The operating margin outlook has been raised to a range of 16.8% to 17.0% from 16.2% to 16.5%, reflecting stronger than expected year to date performance and product mix.

At Distribution, growth rates are not improving as quickly as previously anticipated. As a result we are lowering our sales outlook for the year to $1,070 million to $1,080 million from $1,100 million to $1,115 million. As a result of this lower sales volume and its impact on our rebate income and our ability to leverage our expenses, along with continued uncertainty in Mexico, we expect earnings will be less than previously anticipated in the fourth quarter, resulting in a full year operating margin range of 4.2% to 4.3% rather than our previous outlook of 4.7% to 4.9%.

We now expect corporate expenses to come in at approximately $46.5 million, which is lower than our original estimate of $49 million, and project our full year tax rate will be approximately 34.5%, as compared to our previously reported estimate of 35.0%, reflecting a lower statutory rate in the United Kingdom and favorable items from the filing of our 2012 tax return. We have maintained our outlook for free cash flow for the year.

Our updated outlook is as follows:

•	Distribution:

◦	Sales of $1,070 million to $1,080 million

◦	Operating margins of 4.2% to 4.3%

•	Aerospace:

◦	Sales of $615 million to $620 million

◦	Operating margins of 16.8% to 17.0%

•	Interest expense of approximately $13 million

•	Corporate expenses of approximately $46.5 million

•	Estimated annualized tax rate of approximately 34.5%

•	Capital expenditures of $40 million to $45 million

•	Free cash flow* in the range of $15 million to $20 million

	2013 Outlook
In millions
Free Cash Flow*:
Cash flows from operations	$55.0	to	$65.0
Expenditures for property, plant and equipment	(40.0)	to	(45.0)
Free Cash Flow	$15.0	to	$20.0

Chief Financial Officer, Robert D. Starr, commented, "Third quarter results reflect improved performance at both Distribution and Aerospace. Our expectations for the balance of the year are for continued sales growth at Distribution, albeit at a moderated rate from our previous outlook. Accordingly, we have lowered our operating profit outlook for this segment to 4.2% to 4.3% reflecting the impact of lower anticipated sales on our purchase volume incentives and our ability to leverage operating expenses. We expect Aerospace to continue to deliver strong operating profit performance over the remainder of the year and are raising our full year expectations. We delivered strong cash flow results generating approximately $30 million of free cash flow in the third quarter and are maintaining our outlook for free cash flow for the year."

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, October 29, 2013, at 8:30 AM ET. Listeners may access the call live by telephone at (877) 546-5018 and from outside the U.S. at (857) 244-7550; (passcode: 65229397); or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (888) 286-8010 or (617) 801-6888 using the passcode: 86373168. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended		For the nine months ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net sales:
Distribution	$272,951	$258,282	$800,352	$763,779
Aerospace	150,712	151,285	443,111	429,733
Net sales	$423,663	$409,567	$1,243,463	$1,193,512

Operating income:
Distribution	$14,675	$12,925	$32,974	$39,405
Aerospace	27,638	24,410	77,227	66,469
Net gain (loss) on sale of assets	—	(53)	(100)	(21)
Corporate expense	(10,892)	(12,419)	(33,896)	(36,256)
Operating income	$31,421	$24,863	$76,205	$69,597

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP net sales of the Distribution segment less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially days that the Company's branch locations are open for business and exclude weekends and holidays. Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on October 28, 2013. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 3. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended		For the nine months ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net sales: Distribution	$272,951	$258,282	$800,352	$763,779
Acquisition related sales	17,785	—	66,158	—
Organic sales	$255,166	$258,282	$734,194	$763,779
Sales days	63	63	190	191
Organic sales per sales day	$4,050	$4,100	$3,864	$3,999
% change	(1.2)%	10.5%	(3.4)%	9.4%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows.

Table 4. Free Cash Flow (in thousands)
	For the Nine Months Ended	For the Six Months Ended	For the Three Months Ended
	September 27, 2013	June 28, 2013	September 27, 2013
Net cash provided by (used in) operating activities	$24,824	$(13,407)	$38,231
Expenditures for property, plant & equipment	(30,118)	(21,267)	(8,851)
Free Cash Flow	$(5,294)	$(34,674)	$29,380

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	September 27, 2013	December 31, 2012
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Long-term debt, excluding current portion	276,682	249,585
Debt	286,682	259,606
Total shareholders' equity	463,338	420,193
Capitalization	$750,020	$679,799
Debt to capitalization	38.2%	38.2%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service locations and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011, as modified by the enactment of the Taxpayer Relief Act of 2012); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xi) the accuracy of current cost estimates associated with environmental remediation activities, including activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xii) the profitable integration of acquired businesses into the Company's operations; (xiii) changes in supplier sales or vendor incentive policies; (xiv) the effects of price increases or decreases; (xv) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvi) future levels of indebtedness and capital expenditures; (xvii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xviii) the effects of currency exchange rates and foreign competition on future operations; (xix) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xx) future repurchases and/or issuances of common stock; and (xxi) other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net sales	$423,663	$409,567	$1,243,463	$1,193,512
Cost of sales	304,806	295,498	893,083	861,011
Gross profit	118,857	114,069	350,380	332,501
Selling, general and administrative expenses	87,436	89,153	274,075	262,883
Net loss on sale of assets	—	53	100	21
Operating income	31,421	24,863	76,205	69,597
Interest expense, net	3,113	2,922	9,344	8,622
Other expense (income), net	(21)	(64)	368	(288)
Earnings from continuing operations before income taxes	28,329	22,005	66,493	61,263
Income tax expense	9,634	7,221	22,752	21,269
Earnings from continuing operations	18,695	14,784	43,741	39,994
Earnings from discontinued operations, net of taxes	64	198	64	870
Gain on disposal of discontinued operations, net of taxes	420	—	420	—
Total earnings from discontinued operations, net of taxes	484	198	484	870
Net earnings	$19,179	$14,982	$44,225	$40,864

Earnings per share:
Basic earnings per share from continuing operations	$0.70	$0.56	$1.64	$1.52
Basic earnings per share from discontinued operations	—	0.01	—	0.03
Basic earnings per share from disposal of discontinued operations	0.02	—	0.02	—
Basic earnings per share	$0.72	$0.57	$1.66	$1.55

Diluted earnings per share from continuing operations	$0.68	$0.55	$1.61	$1.51
Diluted earnings per share from discontinued operations	—	0.01	—	0.03
Diluted earnings per share from disposal of discontinued operations	0.02	—	0.02	—
Diluted earnings per share	$0.70	$0.56	$1.63	$1.54
Average shares outstanding:
Basic	26,770	26,455	26,721	26,380
Diluted	27,233	26,623	27,062	26,540
Dividends declared per share	$0.16	$0.16	$0.48	$0.48

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	September 27, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$11,052	$16,593
Accounts receivable, net	216,223	180,798
Inventories	384,940	367,385
Deferred income taxes	29,874	25,835
Other current assets	31,442	27,434
Total current assets	673,531	618,045
Property, plant and equipment, net of accumulated depreciation of $163,646 and $149,696, respectively	141,633	128,669
Goodwill	203,960	192,046
Other intangible assets, net	90,959	92,913
Deferred income taxes	31,555	42,905
Other assets	22,526	22,415
Total assets	$1,164,164	$1,096,993
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Accounts payable – trade	113,938	113,143
Accrued salaries and wages	36,409	35,869
Current portion of amount due to Commonwealth of Australia	—	6,659
Advances on contracts	17,963	1,900
Other accruals and payables	56,755	53,468
Income taxes payable	658	2,892
Total current liabilities	235,723	223,952
Long-term debt, excluding current portion	276,682	249,585
Deferred income taxes	4,292	5,150
Underfunded pension	137,650	148,703
Other long-term liabilities	46,479	49,410
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 27,099,238 and 26,881,257 shares issued, respectively	27,099	26,881
Additional paid-in capital	130,348	122,522
Retained earnings	430,864	399,473
Accumulated other comprehensive income (loss)	(117,250)	(121,590)
Less 318,825 and 277,473 shares of common stock, respectively, held in treasury, at cost	(7,723)	(7,093)
Total shareholders’ equity	463,338	420,193
Total liabilities and shareholders’ equity	$1,164,164	$1,096,993

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Nine Months Ended
	September 27, 2013	September 28, 2012
Cash flows from operating activities:
Earnings from continuing operations	$43,741	$39,994
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	23,720	20,427
Accretion of convertible notes discount	1,366	1,296
Provision for doubtful accounts	1,100	174
Net loss on sale of assets	100	21
Net loss (gain) on derivative instruments	130	(287)
Stock compensation expense	4,056	4,809
Excess tax (benefit) from share-based compensation arrangements	(350)	(720)
Deferred income taxes	2,619	(10)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(33,354)	(6,094)
Inventories	(14,269)	(15,704)
Income tax refunds receivable	(3,099)	527
Other current assets	(1,371)	5,779
Accounts payable - trade	(4,814)	(556)
Accrued contract losses	(565)	(1,349)
Advances on contracts	16,063	(138)
Other accruals and payables	(1,762)	(10,369)
Income taxes payable	(2,263)	(328)
Pension liabilities	(5,208)	(1,843)
Other long-term liabilities	(1,016)	1,471
Net cash provided by operating activities of continuing operations	24,824	37,100
Net cash provided by operating activities of discontinued operations	484	977
Net cash provided by operating activities	25,308	38,077
Cash flows from investing activities:
Proceeds from sale of assets	111	337
Expenditures for property, plant & equipment	(30,118)	(19,560)
Acquisition of businesses	(19,934)	(83,390)
Other, net	(642)	(407)
Cash used in investing activities of continuing operations	(50,583)	(103,020)
Cash used in investing activities of discontinued operations	—	(5)
Cash used in investing activities	(50,583)	(103,025)
Cash flows from financing activities:
Net borrowings under revolving credit agreements	30,116	72,190
Debt repayment	(5,000)	(3,750)
Net change in book overdraft	3,617	1,707
Proceeds from exercise of employee stock awards	4,002	5,730
Purchase of treasury shares	(644)	(733)
Dividends paid	(12,806)	(12,637)
Other	(51)	(50)
Windfall tax benefit	350	720
Cash provided by financing activities of continuing operations	19,584	63,177
Cash used in financing activities of discontinued operations	—	(807)
Cash provided by financing activities	19,584	62,370
Net decrease in cash and cash equivalents	(5,691)	(2,578)
Effect of exchange rate changes on cash and cash equivalents	150	(166)
Cash and cash equivalents at beginning of period	16,593	14,985
Cash and cash equivalents at end of period	$11,052	$12,241